United States
          Securities and Exchange Commission
                Washington, D.C.  20549

                     Schedule 13G
       Under the Securities Exchange Act of 1934

                 (Amendment No. _____)

           ProVantage Health Services, Inc.
        ---------------------------------------
                   (Name of Issuer)


             Common Stock, $0.01 par value
        ---------------------------------------
            (Title of Class of Securities)


                       743725103
        ---------------------------------------
                    (CUSIP Number)


                     July 19, 1999
        ---------------------------------------
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ] Rule 13d-1(b)
               [ ] Rule 13d-1(c)
               [X] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                     Schedule 13G

CUSIP No. 743725103

1.   NAME OF REPORTING PERSON.
          ShopKo Stores, Inc., on behalf of its wholly-owned subsidiary ShopKo Holdings, Inc., a Delaware corporation
     S.S. or IRS IDENTIFICATION NO. OF ABOVE PERSON.
          41-0985054
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

          (a)  [ ]
          (b)  [ ]

3.   SEC USE ONLY.


4.   CITIZENSHIP OR PLACE OF ORGANIZATION.
          Wisconsin

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER.
          11,710,000
6.   SHARED VOTING POWER.
          0
7.   SOLE DISPOSITIVE POWER.
          11,710,000
8.   SHARED DISPOSITIVE POWER.
          0
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          11,710,000
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).
          64.5%
12   TYPE OF REPORTING PERSON.
          CO

                     Schedule 13G

CUSIP No. 743725103

ITEM 1(a). NAME OF ISSUER
     ProVantage Health Services, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
     N19 W24130 Riverwood Drive
     Waukesha, Wisconsin  53188

ITEM 2(a). NAME OF PERSON FILING
     ShopKo Stores, Inc., on behalf of its wholly-owned subsidiary ShopKo Holdings, Inc., a Delaware corporation

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE 700 Pilgrim Way
     Green Bay, Wisconsin  54304

ITEM 2(c). PLACE OF ORGANIZATION
     Wisconsin

ITEM 2(d). TITLE OF CLASS OF SECURITIES
     Common Stock, $0.01 par value

ITEM 2(e).  CUSIP NUMBER
     743725103

ITEM 3.
     N/A

ITEM 4. OWNERSHIP
     (a)  Amount Beneficially Owned:  11,710,000
     (b)  Percent of Class:  64.5%
     (c)  Number of Shares as to which the person has:
          (i)   sole power to vote or to direct the vote:  11,710,000
          (ii)  shared power to vote or to direct the vote:  0
          (iii) sole power to dispose or to direct the
                disposition of:  11,710,000
          (iv)  shared power to dispose or to direct the disposition of:  0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          ShopKo Holdings, Inc., a Delaware corporation

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          N/A

ITEM 10. CERTIFICATION
          N/A


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of the 14th day of February, 2000.

                              SHOPKO STORES, INC.

                              /s/ Richard D. Schepp
                              -----------------------------
                              (Signature)

                              Richard D. Schepp
                              Senior Vice President, General
                              Counsel and Secretary